Exhibit 4.1

NEWELL BRANDS

SUPPLEMENTAL EMPLOYEE SAVINGS PLAN

Effective January 1, 2018

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(continued)

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(continued)

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NEWELL BRANDS

SUPPLEMENTAL EMPLOYEE SAVINGS PLAN

Effective January 1, 2018

INTRODUCTION

Effective as of January 1, 2018 (the “Effective Date”), Newell Operating Company (the “Company”) established the Newell Brands Supplemental Employee Savings Plan (the “Plan”) primarily for the purpose of providing a deferred compensation vehicle primarily to a select group of management or highly compensated employees of the Company and those members of the Affiliated Group that adopt the Plan. As such, the Plan is intended to be a top-hat plan as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and comply with the provisions of Code Section 409A. The Plan shall be administered at all times to ensure that it does not in operation violate the contingent benefits rule under Code Section 401(k)(4)(A).

On and after the Effective Date, the Plan provides Eligible Employees with the opportunity to defer portions of their Base Salary, Commissions and Annual Bonuses and be credited with certain Company Contributions.

The obligations, if any, of each Affiliated Group Member under the Plan to a Participant shall be unsecured and shall be a mere promise by the Affiliated Group Member to make payment in accordance with the terms of the Plan. A Participant (and, if applicable, the Participant’s Beneficiary) shall be treated at all times as a general unsecured creditor of the applicable Affiliated Group Member that employs him.

ARTICLE I

DEFINITIONS

For purposes of the Plan, including the Introduction above, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

1.1    “401(k) Plan” means the Newell Brands Employee Savings Plan, as amended from time to time.

1.2    “Account” means a bookkeeping account maintained by the BAC on behalf of each Participant pursuant to this Plan. The sum of the Participant’s Accounts, in the aggregate, shall constitute the entirety of the Participant’s interest in the Plan. Each Account of the Participant shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Plan. The BAC shall maintain separate Accounts (i) for each Plan Year for which the Participant elects to defer Base Compensation and/or Annual Bonus earned for the Plan Year and/or is credited Company Contributions for the Plan Year and (ii) for each separate source of credits for the Plan Year, e.g., Base Compensation, Annual Bonus and/or Company Contributions.

1.3    “Affiliated Group” means (i) the Company, and (ii) all entities with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c), provided that in applying Code Sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term also shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.4    “Affiliated Group Member” means each separate entity included within the Affiliated Group.

1.5    “Alternate Payee” means a Spouse, former Spouse, child or other dependent of a Participant to whom a right to receive all or a portion of the benefits payable with respect to the Participant under the Plan is assigned, in accordance with Code Section 414(p).

1.6    “Annual Bonus” means amounts payable by a Participating Employer to a Participant in the form of an annual incentive bonus, prior to reduction for any deferrals under this Plan or any other plan of any Affiliated Group Member under Code Sections 125, 129, 132(f) or 402(e)(3).

1.7    “Annual Bonus Deferral Account” means the bookkeeping account maintained by the BAC on behalf of each Participant to which deferrals of Annual Bonus are credited in accordance with Section 3.3 for a Plan Year.

1.8    “BAC” means the Company’s U.S. Benefits Administration Committee or its delegate, as provided for under Article XII.

1.9    “Base Compensation” means the Base Salary and Commissions earned by the Participant for the applicable Plan Year.

1.10    “Base Compensation Deferral Account” means the bookkeeping account maintained by the BAC on behalf of each Participant to which deferrals of Base Compensation are credited in accordance with Section 3.3 for a Plan Year.

1.11    “Base Salary” means the base cash compensation payable by a Participating Employer to a Participant during a Plan Year, excluding bonuses, commissions, severance payments, company contributions, qualified plan contributions or benefits, expense reimbursements, fringe benefits and all other payments, and prior to reduction for any deferrals under this Plan or any other plan of any Participating Employer under Code Sections 125, 129, 132(f) or 402(e)(3). For purposes of this Plan, Base Salary payable after the last day of a Plan Year solely for services performed during the final payroll period described in Code Section 3401(b) containing December 31 of such Plan Year shall be treated as earned during the subsequent Plan Year.

1.12    “Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to the Participant’s receipt of the entire vested amount credited to his Account.

1.13    “Beneficiary Designation Form” means the form established from time to time by the BAC (in a paper or electronic format) that a Participant completes, signs and returns to the BAC to designate one or more Beneficiaries to receive payment of the remaining balance of the Participant’s Account after his death.

1.14    “BIC” means the Newell Operating Company U.S. Benefits Investment Committee or its delegate, as provided for under Article XII.

1.15    “Board” means the Board of Directors of the Company or its delegate.

1.16    “Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A.

1.17    “Code” means the Internal Revenue Code of 1986, as amended.

1.18    “Commencement Date” means the first day of such Plan Year unless the Participant is a Newly Eligible Participant for such Plan Year and designated by the BAC to commence participation during such Plan Year and later than the first day of such Plan Year.

1.19    “Commissions” mean amounts payable by a Participating Employer to a Participant in the form of commissions, prior to reduction for any deferrals under this Plan or any other plan of any Participating Employer under Code Sections 125, 129, 132(f) or 402(e)(3).

1.20    “Committee” means, as applicable, the GBOC, BAC and/or BIC, subject to their respective charters.

1.21    “Company” means Newell Operating Company, a Delaware corporation, or any successor thereto, or any delegate thereof.

1.22    “Company Contributions” mean Mandatory Matching Contributions, Discretionary Matching Contributions and/or Discretionary Non-Matching Contributions credited to a Participant pursuant to Sections 4.1 or 4.2.

1.23    “Company Contributions Account” means the bookkeeping account maintained by the BAC on behalf of each Participant to which Company Contributions are credited in accordance with Sections 4.1 and/or 4.2 for a Plan Year.

1.24    “Compensation” means all amounts eligible for deferral for a particular calendar year under the Plan, whether Base Salary, Commissions or Annual Bonuses.

1.25     “Deferral Election” means the Participant’s election on a form established from time to time by the BAC (in a paper or electronic form) to defer a portion of his Base Compensation and/or Annual Bonuses earned for a Plan Year in accordance with the provisions of Article III.

1.26    “Disability” shall have the same meaning as in the Newell Brands Employee Savings Plan, as in effect as of the date hereof or as may be amended from time to time hereafter, unless the Plan specifically provides otherwise.

1.27    “Discretionary Matching Contributions” mean any Discretionary Matching Contributions credited in accordance with Section 4.2.

1.28    “Discretionary Non-Matching Contributions” mean any Discretionary Non-Matching Contributions credited in accordance with Section 4.2.

1.29    “Eligible Employee” means an Employee who is expressly selected by the Board, in its sole discretion, to participate in the Plan, provided, that, the group of employees selected to participate in the Plan primarily consists of a “select group of management or highly compensated employees.”

1.30    “Employee” means each common law employee of a Participating Employer (other than Rexair Holdings, Inc., Rexair LLC, Chesapeake Bay Candle LLC, Pacific Trade International, Inc. and PTI New Corp.) who is classified as a common law employee by the applicable Participating Employer on its payroll books and records. An Employee does not include any independent contractor or any non-common law employee of any Participating Employer who in either event is classified as such by the applicable Participating Employer, regardless of whether such classification is correct as a matter of law or otherwise.

1.31    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.32    GBOC” means the Newell Operating Company Global Benefits Oversight Committee or its delegate, as provided for under Article VII.

1.33    “Investment Directions” mean the Participant’s direction on a form established from time to time by the BAC to direct the deemed investment of the Participant’s Account or Sub-Accounts under the Plan.

1.34    “Mandatory Matching Contributions” mean any Mandatory Matching Contributions credited in accordance with Section 4.1.

1.35    “Newly Eligible Participant” means any Eligible Employee who (i) has a Commencement Date after January 1, 2018, (ii) as of his Commencement Date, is not eligible to participate in an “aggregated plan,” and (iii) if he previously participated in the Plan or an “aggregated plan”, has as of his Commencement Date either (A) received payments of all amounts previously deferred under the Plan and any “aggregated plan” as of the Commencement Date, and on or before the last payment was not eligible to continue participation in the Plan or any “aggregated plan” for periods after the last payment, or (B) regardless of whether he has received full payment of all amounts deferred under the Plan or an “aggregated plan,” ceased to be eligible to participate in the Plan and any “aggregated plan” (other than the accrual of earnings) for a period of at least twenty-four (24) consecutive months prior to his new Commencement Date. For purposes of this definition, an “aggregated plan” is any plan that is required to be aggregated with the Plan under Code Section 409A. For purposes of clarity, the portion of the Plan consisting of the right to defer Base Compensation and Annual Bonuses shall be treated as separate and apart from, and shall not aggregated with, the portion of the Plan consisting of the right to receive credits of Company Contributions.

1.36    “Participant” means any Eligible Employee who (i) at any time elected to defer the receipt of Base Compensation and/or Annual Bonuses in accordance with the Plan or otherwise received a credit to his Account pursuant to Sections 4.1 or 4.2, and (ii) in conjunction with his Beneficiary, has not received complete payment of the vested amounts credited to the Participant’s Account(s).

1.37    “Participating Employer” means (a) the Company and each Affiliated Group Member which, with the permission of, and subject to any conditions imposed by, the Company, adopts this Plan. The Company shall act as the agent of each Participating Employer for all purposes of administration of the Plan.

1.38     “Payment Election” means the Participant’s election on a form established from time to time by the BAC (in a paper or electronic form) that sets forth the form of payment of the Participant’s Accounts for a Plan Year.

1.39    “Plan” means this deferred compensation plan, which shall be known as the Newell Brands Supplemental Employee Savings Plan.

1.40    “Plan Year” means the calendar year.

1.41    “Separation from Service” means a termination of employment or service with the Affiliated Group in such a manner as to constitute a “separation from service” as defined under Code Section 409A. Upon a sale or other disposition of the assets of the Company or any member of the Affiliated Group to an unrelated purchaser, the BAC reserves the right, to the extent permitted by Code Section 409A, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

1.42    “Unforeseeable Emergency” means an “unforeseeable emergency” within the meaning of Code Section 409A(a)(2)(B)(ii).

ARTICLE II

ELIGIBILITY

2.1    Participation Rules.

(a)    Selection by Board. Subject to subsections (b) – (d) below, Participation in the Plan shall be limited to Eligible Employees. In lieu of, or in addition to, expressly selecting Eligible Employees for Plan participation, the Board may establish eligibility criteria providing for participation of all Eligible Employees who satisfy such criteria. The Board may, at any time, in its sole discretion, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee.

(b)    Notice of Participation. The BAC intends to notify each Employee of his status as an Eligible Employee to permit the Employee to enroll in the Plan on a timely basis.

(c)    Status for Subsequent Periods. An Employee’s status as an Eligible Employee shall be determined separately for each Plan Year.

(d)    Disqualification Rules. An otherwise Eligible Employee shall not be eligible to make a Deferral Election for any Plan Year to the extent the Participant is prohibited from participating for such Plan Year as the result of Section 3.5.

2.2    Enrollment Requirements. As a condition to participation in the Plan for any Plan Year, each selected Eligible Employee shall complete, execute and return to the BAC for such Plan Year a Deferral Election and a Payment Election no later than the date or dates set forth in Section 3.1 or 3.2, as applicable, and fulfill such other enrollment requirements as the BAC in its sole discretion determines are necessary or appropriate.

2.3    Commencement Date. Each Eligible Employee may commence participation for a Plan Year as of the Commencement Date, provided that he satisfies the applicable enrollment requirements of Section 2.2 for the Plan Year no later than the date or dates set forth in Sections 3.1 or 3.2, as the case may be. An Eligible Employee shall have no right to defer Compensation for a Plan Year under the Plan in respect of Compensation earned prior to his Commencement Date for that Plan Year and his timely satisfaction of applicable enrollment requirements for that Plan Year.

2.4    Accounts.

(a)    Establishment. The BAC shall establish and maintain for each Participant separate Base Compensation Deferral Accounts, Annual Bonus Deferral Accounts, and Company Contribution Accounts for each Plan Year to the extent amounts are to be credited to any such Account for such Plan Year. Amounts credited to a Participant’s Accounts shall commence to be paid to a Participant or his Beneficiary as provided in Article VI.

(b)    Adjustments.

(i)    Deferrals. A Participant’s Base Compensation Deferral Account established for any Plan Year shall be credited with deferrals of Base Compensation for such Plan Year, and a Participant’s Annual Bonus Deferral Account established for a Plan Year shall be credited with deferrals of Annual Bonus for such Plan Year, in accordance with Article III. Base Compensation and/or Annual Bonuses that a Participant elects to defer shall be treated as if they were set aside in the Base Compensation Deferral Account or Annual Bonus Deferral Accounts, as applicable, for the applicable Plan Year as of the date the deferrals of Base Compensation and/or Annual Bonuses are processed for bookkeeping purposes (which shall be as soon as administratively practicable after such Compensation would have been paid to the Participant absent the Deferral Election).

(ii)    Company Contributions. A Participant’s Company Contributions Account established for any Plan Year shall be credited with Company Contributions, if any, for such Plan Year in accordance with Article IV. Company Contributions shall be treated as if they were set aside in the Company Contributions Account for the applicable Plan Year as of the date the credits are processed for bookkeeping purposes (which shall be as soon as administratively practicable after such Company Contributions are creditable to the Participant’s Account).

(iii)    Earnings. A Participant’s Accounts shall be credited with gains, losses and earnings as provided in Article V effective as of the date such gains, losses and earnings are processed for bookkeeping purposes (which shall be as soon as administratively practicable after the end of the period with respect to which such gains, losses and earnings are to be credited) and shall be debited for any payments made to the Participant as provided in Article VI as of the date such payments are processed for bookkeeping purposes.

2.5    Termination.

(a)    Deferrals. An individual’s right to defer Base Compensation and/or Annual Bonuses shall cease with respect to the Plan Year following the Plan Year in which he ceases to be an Eligible Employee, although such individual shall continue to be subject to all the terms and conditions of the Plan for as long as he remains a Participant with a vested balance in any of his Accounts.

(b)    Company Contributions. An individual’s right to receive credits of Company Contributions shall cease on the date determined by the BAC in its sole discretion.

ARTICLE III

DEFERRAL ELECTIONS

3.1    Newly Eligible Participants Who Commence Participation During a Plan Year.

(a)    Application. This Section 3.1 applies to each Eligible Employee who is a Newly Eligible Participant whose Commencement Date occurs after the first day of the applicable Plan Year and who elects to make a Deferral Election for such Plan Year.

(b)    Deferral Election. An Eligible Employee described in Section 3.1(a) may elect to defer his Base Compensation and/or Annual Bonuses earned for the portion of the Plan Year remaining after the Participant’s Commencement Date, by filing a Deferral Election with the BAC, in accordance with the following rules:

(i)    Timing; Irrevocability. The Deferral Election must be filed with the BAC by the thirtieth (30th) day following the Participant’s Commencement Date (or such earlier date as specified by the BAC on the Deferral Election) and shall become irrevocable immediately upon the filing.

(ii)    Base Compensation. The Deferral Election shall only apply to that portion of the Participant’s Base Compensation for such Plan Year which is both (A) earned for a payroll period that begins after the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i) and (B) in excess of the Code Section 401(a)(17) compensation limit for such Plan Year, taking into account for such purpose all of the Participant’s Base Compensation earned for such Plan Year (including, for the avoidance of doubt, Base Compensation earned for payroll periods that begin on or before the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i)). For purposes of the Plan, Commissions are deemed to be earned in the Plan Year in which the respective customer remits payment to the Participating Employer with respect to which the Commissions are paid or, if applied consistently to all similarly-situated employees of the Affiliated Group, in the Plan Year in which the related sale occurred.

(iii)    Annual Bonus. The Deferral Election shall only apply to that portion of the Annual Bonus earned for such Plan Year equal to the total amount of the Annual Bonus earned for such Plan Year multiplied by a fraction, the numerator of which is the number of days beginning on the day immediately after the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i) and ending on the last day of the Plan Year, and the denominator of which is the total number of days in the Plan Year.

(iv)    Separate Elections. An Eligible Employee must file a separate Deferral Election with respect to Base Compensation to be earned and deferred for the applicable Plan Year and a separate Deferral Election for any Annual Bonus to be earned and deferred for the applicable Plan Year.

3.2    Annual Deferral Elections.

(a)    Subject to Section 3.7, and unless Section 3.1 applies, each Eligible Employee may elect to defer his Base Compensation and/or Annual Bonus for a Plan Year, by filing a Deferral Election with the BAC, in accordance with the following rules:

(i)    Timing; Irrevocability. The Deferral Election must be filed with the BAC by December 31 (or such earlier date as specified by the BAC on the Deferral Election) of the Plan Year immediately preceding the Plan Year for which such Base Compensation and/or Annual Bonus would otherwise be earned and shall become irrevocable immediately upon the filing.

(ii)    Base Compensation Subject to Deferral. The Deferral Election shall only apply to that portion of the Participant’s Base Compensation for such Plan Year which is both (A) earned for such Plan Year and (B) in excess of the Code Section 401(a)(17) compensation limit for such Plan Year. For purposes of the Plan, Commissions are deemed to be earned in the Plan Year in which the respective customer remits payment to the Participating Employer with respect to which the Commissions are paid or, if applied consistently to all similarly-situated employees of the Affiliated Group, in the Plan Year in which the related sale occurred.

(iii)    Annual Bonus. The Deferral Election shall only apply to the Annual Bonus earned for such Plan Year.

(iv)    Separate Elections. An Eligible Employee must file a separate Deferral Election with respect to any Base Compensation to be earned and deferred for the applicable Plan Year and a separate Deferral Election for the Annual Bonus to be earned and deferred for the applicable Plan Year.

3.3    Amount Deferred. A Participant shall designate on the Deferral Election the portion of his Base Compensation in excess of the Code Section 401(a)(17) compensation limit and/or Annual Bonus that is to be deferred in accordance with this Article III. Unless otherwise determined by the BAC, a Participant may defer (in 1% increments) (i) except as set forth in Section 3.1(b)(ii), up to 50% of the portion of his Base Compensation earned for the applicable Plan Year in excess of the Code Section 401(a)(17) compensation limit, and (ii) except as set forth in Section 3.1(b)(iii), up to 100% of his Annual Bonus earned for the applicable Plan Year; provided, however, that the Participant shall not be permitted to defer less than 1% of such portion of his Base Compensation for the applicable Plan Year or less than 1% of his Annual Bonus for the applicable Plan Year, and any such attempted deferral(s) shall not be effective.

3.4    Elections as to Time and Form of Payment.

(a)    Time of Payment. A Participant’s deferrals of Base Compensation earned for the Plan Year shall be allocated to the Participant’s Base Compensation Deferral Account for the Plan Year, and the Participant’s deferrals of Annual Bonus earned for the Plan Year shall be allocated to the Participant’s Annual Bonus Deferral Account for the Plan Year. The Participant may elect, on the Deferral Election that he delivers to the BAC pursuant to which deferrals of Base Compensation and/or Annual Bonus are to be credited to the Participant’s applicable Accounts for the Plan Year, for payment of such Accounts for such Plan Year to be made or commence upon (i) the Participant’s Separation from Service or (ii) a calendar month and year elected by the Participant, which must be at least three years after the last day of the Plan Year to which the Deferral Election relates, provided, however, if the Participant’s Separation from Service occurs prior to the calendar month and year elected by the Participant, payment of such Accounts shall be made or commence upon the Participant’s Separation from Service. A Participant shall make separate elections for the Participant’s Base Compensation Deferral Account and Annual Bonus Deferral Account.

To the extent that a Participant does not designate the time of payment of one or more of the Participant’s Accounts for a Plan Year (or such designation does not comply with the terms of the Plan), payment of such Accounts shall be made or commence upon the Participant’s Separation from Service. Any attempt by a Participant to elect payment of deferrals of Base Compensation and/or Annual Bonus to a specific payment date that is less than three years after the last day of the Plan Year to which the Deferral Election relates shall be void, and payment of such Accounts will be made or commence upon the Participant’s Separation from Service.

A Participant shall be permitted to change a distribution commencement date with respect to his Account only if: (1) the election does not take effect until twelve (12) months after it is made, (2) the first payment to which the election applies is deferred for at least five (5) years from the date it would have otherwise been made, and (3) the election is made at least twelve (12) months prior to the date of the first originally scheduled payment.

(b)    Form of Payment. A Participant may elect, on the Deferral Election that he delivers to the BAC pursuant to which deferrals of Base Compensation and/or Annual Bonus are to be credited to one or more of the Participant’s Accounts for the applicable Plan Year, for payment of such Accounts for that Plan Year to be made (i) in a single lump sum or (ii) in a number of approximately equal annual installments over a specified period not exceeding ten

(10) years. The form of payment designated on the applicable Deferral Election will apply to all amounts credited to the Participant’s applicable Account under the Plan for that Plan Year. A Participant may elect different forms of payment for his Base Compensation Deferral Account to which deferrals of Base Compensation are to be credited for the Plan Year and for payment of his Annual Bonus Deferral Account to which deferrals of Annual Bonus are to be credited for the same Plan Year. To the extent the Participant does not designate the form of payment of any Account (or such designation does not comply with the terms of the Plan), the Account shall be paid in a single lump sum. If the Participant elected for payment of any Account to be paid upon a set date as described under the foregoing Section 3.4(a), the Participant also must elect for how that Account will be paid if the Participant’s Separation from Service occurs before such set date.

(c)    Cash Payments. All payments under the Plan shall be made in cash.

3.5    Duration and Cancellation of Deferral Elections.

(a)    Duration. A Deferral Election shall only be effective for the Plan Year with respect to which such Deferral Election applies. Except as provided in Section 3.5(b), a Deferral Election, once irrevocable, cannot be cancelled during the Plan Year. A Participant must make a new Deferral Election for each Plan Year for which the Participant elects to defer Compensation. An election by a Participant to defer Compensation for a particular Plan Year will be prohibited for at least six months after receipt of a hardship distribution (pursuant to, and to the extent required under, Treasury Regulation §1.401(k)-1(d)(3)) from the 401(k) Plan, as described below.

(b)    Cancellation.

(i)    Disability. The BAC may, in its sole discretion, cancel a Participant’s Deferral Election for a Plan Year where such cancellation occurs by the later of the end of the Participant’s taxable year or the 15th day of the third month following the date the Participant incurs a “disability.” For purposes of this Section 3.5(b)(i), a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.

(ii)    Unforeseeable Emergency; Hardship. The BAC shall cancel a Participant’s Deferral Election due to an Unforeseeable Emergency from the Plan or a hardship distribution from the 401(k) Plan to the extent necessary to comply with the requirements of Code Section 409A, with respect to the Unforeseeable Emergency, and/or Treasury Regulation Section 1.401(k)-1(d)(3), with respect to the hardship distribution.

(iii)    Re-Enrollment After Cancellation. If a Participant’s Deferral Election is cancelled with respect to a particular Plan Year in accordance with this Section 3.5(b), the Deferral Election shall be cancelled in full for the entire Plan Year (not merely postponed or otherwise delayed), and the Participant will not be permitted to make a new Deferral Election with respect to Compensation related to services performed during such Plan Year. The Participant may make a new Deferral Election for a subsequent Plan Year to the extent otherwise permitted, only in accordance with Section 3.2.

3.6    Vested Interest in Deferrals. Each Participant shall at all times have a fully vested and nonforfeitable interest in his Base Compensation Deferral Account(s) (and any related earnings) and his Annual Bonus Deferral Account(s) (and any related earnings).

ARTICLE IV

COMPANY CONTRIBUTIONS

4.1    Mandatory Matching Contributions. For each Plan Year, the Participating Employer that employs the Participant shall credit amounts to the Participant’s Company Contributions Account (“Mandatory Matching Contributions”) for such Plan Year, subject to the following rules:

(a)    Amounts. The amount of Mandatory Matching Contributions credited to a Participant for each Plan Year shall be equal to the sum of: (i) a matching contribution with respect to the Participant’s Base Compensation deferred into the Plan for such Plan Year (the “Base Compensation Match”), but only if the Participant meets the Base Compensation Match eligibility requirements described below, and (ii) a matching contribution with respect to the Participant’s Annual Bonus deferred into the Plan for such Plan Year (the “Annual Bonus Match”).

The amount of the Base Compensation Match for each Plan Year shall be calculated as follows, with the amount of the Base Compensation Match, if any, for such Plan Year being the amount determined under the following Step Three:

Step One. Determine the percentage of the Participant’s Base Compensation earned for such Plan Year that the Participant deferred and/or contributed for such Plan Year, taking into account, for such purpose, the Participant’s pre-tax deferrals and after-tax Roth contributions to the 401(k) Plan for such Plan Year (including, for the avoidance of doubt, any contributions described in Code Section 402(g)(1)(C)) as well as the Participant’s Base Compensation deferred into the Plan for such Plan Year.

Step Two. Multiply the Participant’s Base Compensation earned for such Plan Year by the lesser of (i) the percentage determined under Step One or (ii) 6%.

Step Three. Reduce the amount determined under Step Two by the total amount of matching contributions that the Participant received under the 401(k) Plan for such Plan Year.

Notwithstanding the foregoing, a Participant will receive a Base Compensation Match for any given Plan Year only if the Participant: (i) defers Base Compensation under the Plan for such Plan Year (regardless of the percentage of Base Compensation which is so deferred), (ii) remains a common law employee of any Affiliated Group Member on the last day of such Plan Year (or terminates employment with the Affiliated Group prior to such last day due to death or Disability) and (iii) contributes to the 401(k) Plan for such Plan Year, through any combination of pre-tax deferrals and after-tax Roth contributions, the maximum amount permitted to be contributed under Code Section 402(g)(1) (including, for the avoidance of doubt, taking into account, the provisions of Code Section 402(g)(1)(C)).

The amount of the Annual Bonus Match for each Plan Year is equal to the lesser of (i) one hundred percent (100%) of the Participant’s Annual Bonus deferred into the Plan and credited to the Participant’s applicable Annual Bonus Account for the Plan Year or (ii) the amount which is equal to six percent (6%) of the Participant’s Annual Bonus for the Plan Year. Notwithstanding the foregoing, a Participant will receive an Annual Bonus Match for any given Plan Year only if the Participant remains a common law employee of any Affiliated Group Member on the last day of such Plan Year for which the Annual Bonus is earned (or terminates employment with the Affiliated Group prior to such last day due to death or Disability).

(b)    Accounts. Mandatory Matching Contributions credited with respect to the Participant’s Base Compensation and/or Annual Bonus deferred into the Plan for any given Plan Year shall be allocated to the Participant’s Company Contributions Account for such Plan Year. Mandatory Matching Contributions shall be credited to a Participant’s Company Contribution Account as soon as administratively practicable after the end of the Plan Year to which such Mandatory Matching Contributions relate.

4.2    Other Company Contributions. For any Plan Year, the Participating Employer that employs the Participant, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contributions Account as discretionary matching contributions (“Discretionary Matching Contributions”) for such Plan Year and/or discretionary non-matching contributions (“Discretionary Non-Matching Contributions”) for such Plan Year, subject to the following rules:

(a)    Amounts. The amount of Discretionary Matching Contributions and/or Discretionary Non-Matching Contributions credited to a Participant may be smaller or larger than an amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero even though one or more Participants receive Discretionary Matching Contributions and/or Discretionary Non-Matching Contributions for that Plan Year.

(b)    Type of Credit. The BAC shall designate at the time Discretionary Matching Contributions and/or Discretionary Non-Matching Contributions are credited to a Participant’s Account whether the credit is a Discretionary Matching Contribution or Discretionary Non-Matching Contribution.

(c)    Accounts. Discretionary Matching Contributions and Discretionary Non-Matching Contributions credited with respect to the Participant’s Base Compensation and/or Annual Bonus deferred into the Plan for any given Plan Year shall be allocated to the Participant’s Company Contribution Account for such Plan Year. Any such Discretionary Matching Contributions and Discretionary Non-Matching Contributions shall be credited to the Participant’s Account at the time designated by the Participating Employer who employs the Participant.

(d)    Employment Required. Unless provided otherwise by the BAC, a Participant shall not be entitled to receive Discretionary Matching Contributions and/or

Discretionary Non-Matching Contributions with respect to a Plan Year unless he is employed by a Participating Employer on the day that such amount is otherwise to be credited to his Company Contributions Account.

4.3    Payment Elections. Payment of a Participant’s Company Contributions Account for each Plan Year shall be made or commence upon the Participant’s Separation from Service. A Participant, however, may make a separate Payment Election to receive such Company Contributions Account for a Plan Year in cash (i) in a single lump sum or (ii) in a number of approximately equal annual installments over a specified period not exceeding ten (10) years. The form of payment designated by the Participant will apply to all amounts credited to the Participant’s Company Contributions Account for the applicable Plan Year. To the extent the Participant does not designate the form of payment of any Company Contributions Account (or such designation does not comply with the terms of the Plan), the Participant’s Company Contribution Account shall be paid in a single lump sum.

4.4    Vesting.

(a)    Mandatory Matching Contributions. A Participant shall have at all times a fully vested and nonforfeitable interest in his Mandatory Matching Contributions (and any related earnings).

(b)    Discretionary Matching Contributions. Unless the BAC specifies otherwise, the Participant shall have a fully vested and nonforfeitable interest in his Discretionary Matching Contributions (and any related earnings) if he remains continuously employed by the Affiliated Group until the earliest to occur of the following: (i) the third anniversary of the first day of the Plan Year next following the Plan Year for which the Discretionary Matching Contributions are credited, (ii) the Participant’s death, (iii) the Participant’s Separation from service on account of a Disability or (iv) upon the Participant’s Separation from Service by the Affiliated Group without “cause” or by the Participant for “good reason” (but only if the Participant is entitled to receive severance pay under such circumstances under an agreement between the Participant and a Participating Employer or a severance plan, program or policy of a Participating Employer).

(c)    Discretionary Non-Matching Contributions. Unless the BAC specifies otherwise, a Participant shall have a fully vested and nonforfeitable interest in any Discretionary Non-Matching Contributions credited to a Participant’s Company Contributions Accounts with respect to a Plan Year (and any related earnings) if the Participant remains continuously employed by the Affiliated Group until the earliest to occur of the following: (i) the third anniversary of the first day of the Plan Year next following the Plan Year for which the Discretionary Non-Matching Contributions are credited, (ii) the Participant’s death, (iii) the Participant’s Separation from Service on account of a Disability or (iv) upon the Participant’s Separation from Service by the Affiliated Group without “cause” or by the Participant for “good reason” (but only if the Participant is entitled to receive severance pay under such circumstances under an agreement between the Participant and a Participating Employer or a severance plan, program or policy of a Participating Employer).

(d)    Forfeiture. A Participant’s unvested Account balance shall be forfeited upon the occurrence of the last payment from the Account to which such unvested amounts are credited.

4.5    Forfeiture of Benefits.

(a)    Forfeiture. Notwithstanding anything in this Plan to the contrary, if the BAC, in its sole discretion, determines that:

(i)    the Participant’s employment with the Affiliated Group has been terminated for Good Cause (as defined below) or,

(ii)    if at any time during which a Participant is entitled to receive payments under the Plan, the Participant has breached any of his or her post-employment obligations, including, but not limited to, any restrictive covenants or obligations under any agreement and/or general release, then the BAC may cause the Participant’s entire interest in benefits attributable to Mandatory Matching Contributions, Discretionary Matching Contributions and/or Discretionary Non-Matching Contributions, or any portion thereof, and any earnings thereon, to be forfeited and discontinued, or may cause the payment of the Participant’s benefits under the Plan to be limited or suspended for such period the BAC finds advisable under the circumstances, and may take any other action and seek any other relief the BAC, in its sole discretion, deems appropriate, to the extent any such action would not result in a violation of Code Section 409A.

(b)    Good Cause. “Good Cause” means the Participant’s fraud, dishonesty, or willful violation of any law or significant policy of any Affiliate Group Member that is committed in connection with the Participant’s employment by or association with the Company or any Participating Employer. Whether a Participant has been terminated for Good Cause shall be determined by the BAC in its sole and absolute discretion. Regardless of whether a Participant’s employment initially was considered to be terminated for any reason other than Good Cause, the Participant’s employment will be considered to have been terminated for Good Cause for purposes of this Plan if the BAC subsequently determines that the Participant engaged in an act constituting Good Cause.

(c)    BAC Decision. The decision of the BAC shall be final. The omission or failure of the BAC to exercise this right at any time shall not be deemed a waiver of its right to exercise such right in the future. The exercise of discretion will not create a precedent in any future cases.

ARTICLE V

CREDITING OF GAINS, LOSSES AND EARNINGS TO ACCOUNTS

To the extent provided by the BAC in its sole discretion, each of a Participant’s Accounts will be credited with gains, losses and earnings based on investment directions made by the Participant in accordance with investment deferral crediting options and procedures established from time to time by the BIC (“Investment Directions”), provided, however, that in no event shall any such Account be deemed to be invested in securities issued by any Participating Employer. The BIC specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time. By electing to defer any amount under the Plan (or by receiving or accepting any benefit under the Plan), each Participant acknowledges and agrees (i) that the Affiliated Group is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company or any other member of the Affiliated Group thereunder or relating thereto and (ii) the Participant agrees on behalf of himself and his Beneficiaries, to assume all risk in connection with any increase or decrease in value of the investments which are deemed to be held in any of his Accounts. Each Participant further agrees that none of the BAC, BIC or the Affiliated Group shall in any way be held liable for any investment decisions or for the failure to make any investments by the BIC. Any amounts credited to a Participant’s Account with respect to which a Participant does not provide investment direction shall be credited with gains, losses and earnings as if such amounts were invested in an investment option to be selected by the BIC in its sole discretion.

ARTICLE VI

PAYMENTS

6.1    Date of Payment of Accounts. Except as otherwise provided in this Article VI, a Participant’s Accounts shall commence to be paid as follows:

(a)    Accounts Payable Upon Participant’s Separation from Service. The vested amounts credited to a Participant’s Accounts (and related earnings) to be paid upon the Participant’s Separation from Service shall commence to be paid on the first day of the seventh (7th) month following the Participant’s Separation from Service, or as soon as administratively practicable (and no later than thirty (30) days) thereafter. The amounts credited to each Account shall be paid in the form of payment selected by the Participant in accordance with Sections 3.4 and Section 4.3. The BAC has the discretion to establish administrative procedures for designating a different date later within the applicable calendar year upon which payments shall commence.

(b)    Accounts Payable on Set Date (Prior to Participant’s Separation from Service). The vested amounts credited to a Participant’s Account (and related earnings) to be paid upon the set month and year elected by the Participant shall commence to be paid in the calendar month and year specified by the Participant for such Account in accordance with Section 3.4. Each such Account shall be paid in the form of payment selected by the Participant with respect to that Account in accordance with Section 3.4. If a Participant’s Separation from Service occurs after payment of his Account has commenced, the remaining balance of such Account will continue to be paid to him in accordance with the payment schedule that has already commenced. If, however, a Participant’s Separation from Service occurs prior to the commencement of one or more of such Accounts, then amounts credited to such Accounts shall be paid on the first day of the seventh (7th) month following the Participant’s earlier Separation from Service, or as soon as administratively practicable (and no later than thirty (30) days) thereafter, in the form of payment selected by the Participant in accordance with Section 3.4.

(c)    Calculation of Installment Payments. In the event that an Account is to be paid in installments: (i) the first installment shall commence on the date specified in Section 6.1, and each subsequent installment shall be paid on the anniversary date of such payment date, until the Account has been fully paid; (ii) the amount of each installment shall equal the quotient obtained by dividing the Participant’s vested Account balance as of the date on which the distribution is processed for payment by the number of installment payments remaining to be paid at the time of the calculation; and (iii) the amount of such vested Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Article V. By way of example, if the Participant elects to receive payments of a vested Account in equal annual installments over a period of ten (10) years, the first payment shall equal one-tenth (1/10) of the vested Account balance, calculated as described in this Section 6.1(c). The following year the payment shall be one-ninth (1/9) of the vested Account balance, calculated as described in this Section 6.1(c), and so on until the vested Account is fully paid.

6.2    Mandatory Six-Month Delay. Notwithstanding any other provision of the Plan, in no event may payments from a Participant’s Account upon the Participant’s Separation from Service commence prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, upon the Participant’s death) if the Participant is a “specified employee” within the meaning of Code Section 409A on the date of the Participant’s Separation from Service and Code Section 409A would require such deferral. For purposes of the Plan, the determination of whether the Participant is a “specified employee” within the meaning of Code Section 409A on the Participant’s Separation from Service shall be determined using a “specified employee identification date” of December 31 and a “specified employee effective date” of the first day of April following the “specified employee identification date.”

6.3    Death of Participant.

(a)    Beneficiary Designation. Each Participant shall file a Beneficiary Designation Form with the BAC at the time the Participant files an initial Deferral Election. A Participant’s Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form with the BAC that bears the latest date at the time of the Participant’s death shall govern. If a Participant fails to properly designate a Beneficiary in accordance with this Section 6.3(a), then his Beneficiary shall be his spouse, if living at such time, or, if there is no spouse or the spouse is no longer living, to his estate. The Participant’s spouse shall be the person to whom the Participant is legally married at the time of the Participant’s death.

(b)    Payment After Death. In the event of the Participant’s death, the remaining amount of the Participant’s vested Accounts shall be paid to the Beneficiary or Beneficiaries designated on a Beneficiary Designation Form, in cash in a single lump sum as soon as administratively practicable (and no longer than ninety (90) days) after the Participant’s death.

(c)    Proof of Death. The BAC may require such proof of death and such evidence of the right of any person to receive benefit payments under the Plan after the Participant’s death as the BAC may deem appropriate.

6.4    Withdrawal Due to Unforeseeable Emergency. A Participant shall have the right to request, on a form provided by the BAC, an accelerated payment of all or a portion of his vested Accounts in a lump sum if he experiences an Unforeseeable Emergency. The BAC shall have the sole discretion to determine whether to grant such a request and the amount to be paid pursuant to such request.

(a)    Determination of Unforeseeable Emergency. Whether a Participant is faced with an Unforeseeable Emergency permitting a payment under this Section 6.4 is to be determined based on the relevant facts and circumstances of each case, but, in any case, a payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Payments because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment). Determinations of amounts reasonably necessary to satisfy the Unforeseeable Emergency must take into account any additional compensation that is available if the Deferral Election is cancelled upon a payment due to an Unforeseeable Emergency. However, the determination of amounts reasonably necessary to satisfy the Unforeseeable Emergency is not required to take into account any additional compensation that is available from a qualified employer plan or that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan including a plan that would provide for deferred compensation except due to the application of the effective date provisions of Code Section 409A.

(b)    Payment of Account. Payment shall be made within thirty (30) days following the determination by the BAC that a withdrawal will be permitted under this Section 6.4, or such later date as may be required under Section 6.2. Payments will reduce each of the Participant’s vested Accounts pro rata based on the vested balance of the Participant’s Account over the aggregate vested balances of all such vested Accounts as of the date of payment.

6.5    Discretionary Acceleration of Payments. To the extent permitted by Code Section 409A, the BAC may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section, subject to Section 6.2 if applicable. The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.

(a)    Domestic Relations Orders. The BAC may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b)    Conflicts of Interest. The BAC may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government. Additionally, the BAC may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)    Employment Taxes. The BAC may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2), or the Railroad Retirement Act (RRTA) tax imposed under Code Sections 3201, 3211, 3231(e)(1), and 3231(e)(8), where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the BAC may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(d)    Limited Cash-Outs. The BAC may, in its sole discretion, elect to pay in a single lump sum payment the entirety of the Participant’s interest under the Plan to the extent such amount does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Code Section 409A.

(e)    Payment Upon Income Inclusion Under Section 409A. The BAC may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Code Section 409A. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

(f)    Certain Payments to Avoid a Nonallocation Year Under Section 409(p). The BAC may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to prevent the occurrence of a nonallocation year (within the meaning of Code Section 409(p)(3)) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount paid may not exceed 125 percent of the minimum amount of payment necessary to avoid the occurrence of a nonallocation year.

(g)    Payment of State, Local, or Foreign Taxes. The BAC may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the Participant. Additionally, the BAC may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Code Section 3401 as a result of such payment and to pay the additional income tax at source on wages imposed under Code Section 3401 attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(h)    Certain Offsets. The BAC may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or 414(c)), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or 414(c)) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or 414(c)) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(i)    Bona Fide Disputes as to a Right to a Payment. The BAC may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or 414(c)) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(j)    Plan Terminations and Liquidations. The BAC may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 8.2.

(k)    Other Events and Conditions. A payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Except as otherwise specifically provided in this Plan, the BAC may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Code Section 409A.

6.6    Delay of Payments. To the extent permitted under Code Section 409A, the BAC may, in its sole discretion, delay payment under any of the following circumstances, provided that the BAC treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)    Payments Subject to Section 162(m). A payment may be delayed to the extent that the BAC reasonably anticipates that if the payment were made as scheduled, the

Company’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m). If a payment is delayed pursuant to this Section 6.6(a), then the payment must be made either (i) during the Company’s first taxable year in which the BAC reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code Section 162(m), or (ii) during the period beginning with the first business day of the seventh month following the Participant’s Separation from Service (the “six month anniversary”) and ending on the later of (x) the last day of the taxable year of the Company in which the six month anniversary occurs or (y) the 15th day of the third month following the six month anniversary. Where any scheduled payment to a specific Participant in a Company’s taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed. The BAC may not provide the Participant an election with respect to the timing of the payment under this Section 6.6(a). For purposes of this Section 6.6(a), the term Company includes any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or 414(c).

(b)    Federal Securities Laws or Other Applicable Law. A Payment may be delayed where the BAC reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the BAC reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(c)    Other Events and Conditions. A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.7    Actual Date of Payment. To the extent permitted by Code Section 409A, the BAC may delay payment in the event that it is not administratively practicable to make payment on the date (or within the periods) specified in this Article VI, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or 414(c)) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Code Section 409A.

6.8    Discharge of Obligations. The payment to a Participant or his Beneficiary of any Account in a single lump sum or the number of installments elected by the Participant pursuant to this Article VI shall discharge all obligations of the Affiliated Group to such Participant or Beneficiary under the Plan with respect to that Account.

ARTICLE VII

ADMINISTRATION

7.1    Company Responsibility and Delegation to GBOC, BAC and BIC.

(a)    The Company. The Company shall be responsible for and shall control and manage the operation and administration of the Plan. The Company shall have sole responsibility for crediting contributions or requiring Participating Employers to credit contributions provided under the Plan, determining the amount of contributions, establishing the Committees, appointing and removing members of the Committees, and amending or terminating the Plan. Any action by the Company under this Plan shall be made by resolution of its Board of Directors, or by any person or Committee duly authorized by resolution of the Board of Directors to take such action.

(b)    Global Benefits Oversight Committee. The Company has established and delegated authority to the Global Benefits Oversight Committee consisting of a specified number of Class I voting members, Class II voting members and non-voting members, to be known as the “GBOC” to act as the agent of the Company in performing these duties. The members of the GBOC may be officers, directors or Employees of the Company or any other individuals. Any member of the GBOC may resign by delivering his written resignation to the Company and to the GBOC. Vacancies in the GBOC arising by resignation, death, removal or otherwise, shall be filled by the Board.

(c)    U.S. Benefits Administration Committee. The GBOC has established and delegated authority to the U.S. Benefits Administration Committee consisting of a specified number of voting members and non-voting members, to be known as the “BAC,” to act as the agent of the GBOC in performing the duties of administering and operating the Plan. The BAC shall be subject to service of process on behalf of the Plan. The members of the BAC may be officers, directors or Employees of the Company or any other individuals. Any member of the BAC may resign by delivering his written resignation to the Company and to the GBOC and BAC. Vacancies in the BAC arising by resignation, death, removal or otherwise, shall be filled by the Board, the GBOC or their delegates.

(d)    U.S. Benefits Investment Committee. The GBOC has established and delegated authority to the U.S. Benefits Investment Committee consisting of a specified number of voting members and non-voting members, to be known as the “BIC” to act as the agent of the GBOC to administer the investment aspects of the Plan. The members of the BIC may be officers, directors or Employees of the Company or any other individuals. Any member of the BIC may resign by delivering his written resignation to the Company and to the GBOC and BIC. Vacancies in the BIC arising by resignation, death, removal or otherwise, shall be filled by the Board, the GBOC or their delegates.

7.2    Powers and Duties of BAC.

(a)    General. The BAC shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. The BAC shall have the discretionary authority to designate Employees eligible to participate in the Plan (to the extent authorized by the Board); interpret and construe the terms of the Plan and determine all questions arising in the administration, interpretation, and application of the Plan, such determinations to be presumptively conclusive and binding on all persons to the maximum extent allowed by law, and uniformly and consistently applied to all persons in similar circumstances; adopt such rules and procedures as it deems necessary, desirable or appropriate for the administration of the Plan; value any investments deemed held in Participants’ Accounts; appoint such agents, counsel, accountants, consultants and other persons as may be required to administer the Plan; determine all claims for benefits, and take such further action as the BAC shall deem advisable in the administration of the Plan.

(b)    Delegation. The BAC shall have the discretionary authority to delegate such of its duties and may engage such experts and other persons as it deems appropriate in connection with administering the Plan. The BAC shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by the BAC, in good faith in reliance upon any opinions or reports furnished to it by any such experts or other persons.

7.3    Powers and Duties of BIC.

(a)    General. The BIC shall, among other things, be

(i)    responsible for selecting and monitoring the notional accounts under the Plan;

(ii)    responsible for retaining, monitoring and, as the case may be, terminating and replacing any one or more third parties, and, in connection therewith, entering into contracts and agreements, and under such terms and conditions, as it determines to be necessary, desirable or appropriate in order to facilitate the performance of its responsibilities and duties.

(b)    Delegation. The BIC shall have the discretionary authority, in accordance with its charter, to delegate such of its duties and may engage such experts and other persons as it deems appropriate in connection with its duties. The BIC shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by the BIC, in good faith in reliance upon any opinions or reports furnished to it by any such experts or other persons.

7.4    Organization and Operation of Committees.

(i)    Each Committee shall act by majority vote of its voting members at the time in office, and such action may be taken either by a vote at a meeting or in writing without a meeting, in accordance with the charter of such Committee. A Committee member shall not participate in discussions of or vote upon matters pertaining to his own participation in the Plan.

(ii)    Each Committee may designate any of its members or any other person to execute any document or documents on behalf of such Committee.

(iii)    Subject to the terms of its respective charter, each Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs and may appoint such accountants, counsel, specialists, and other persons as it deems necessary or desirable in connection with the administration of the Plan. Each Committee shall be entitled to rely conclusively upon, and shall be fully protected by the Company in any action taken by it in good faith in relying upon, any opinions or reports which shall be furnished to it by any such accountant, counsel, specialist or other person.

7.5    Records and Reports of Committee. Each Committee shall keep a record of all its proceedings and acts and shall keep all such books of account, records, and other data as may be necessary for the proper administration of the Plan.

7.6    Compensation and Expenses of Committee. The members of each Committee shall serve without compensation for services as such. All reasonable expenses incurred in connection with the administration of the Plan shall be borne by the Plan and paid out of the Plan assets, except to the extent the Company elects to pay such expenses.

7.7    Compensation and Expenses of Administering the Plan.(a) The members of each Committee shall serve without compensation for services as such. All reasonable expenses incurred in connection with the administration of the Plan shall be borne by the Company and may be charged back to members of the Affiliated Group in the discretion of the BAC.

7.8    Compliance with Code Section 409A.

(a)    Intent to Comply. It is intended that the Plan comply with the provisions of Code Section 409A, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the BAC shall not take any action that would be inconsistent with such intent.

(b)    No Guaranty. Although the BAC shall use its best efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of deferrals under this Plan is not warranted or guaranteed. None of the Company, any Participating Employer, the Board, or the BAC shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan, including without limitation as the result of a violation of Code Section 409A.

(c)    References. Any reference in this Plan to Code Section 409A will also include any temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Code Section 409A,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Code Section 409A(a)(1).

(d)    Account Balance Plan. The Plan shall constitute an “account balance plan” as defined in Treasury Regulations Section 31.3121(v)(2)-1(c)(1)(ii)(A).

(e)    Single Payment. For purposes of Code Section 409A, any entitlement to a series of installment payments under the Plan shall be treated as the entitlement to a single payment.

7.9    Claims Procedure.

(a)    Claims for Benefits. Each Participant, Beneficiary or any other person or entity claiming rights in connection with the Plan (“Claimant”) shall be entitled to file a written claim for benefits under the Plan with the BAC. A Claimant shall furnish the BAC with such documents, evidence, data, or information in support of his claim as he considers necessary or desirable. Any Claimant who disputes the amount of his entitlement to Plan benefits must file a claim in writing within two-hundred seventy (270) days of the event that the Claimant is asserting constitutes an entitlement to such Plan benefits or, if later, within ninety (90) days after the date payments are due to commence. A Claimant may appoint a representative to pursue any claim or appeal of an adverse benefit determination on his behalf, provided that he furnishes the BAC with a written notice, signed by the Claimant, authorizing the representative to act on his behalf in pursuing a benefit claim or appeal.

(b)    Initial Claim Review. The BAC shall review the claim when filed and advise the Claimant as to whether the claim is approved or denied. If the claim is wholly or partially denied, the BAC shall furnish a written or electronic denial within a reasonable period of time, but not later than 90 days after receipt of the claim by the Plan, unless the BAC determines that special circumstances require an extension of time for processing the claim. If the BAC determines that an extension of time for processing a claim is required, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial 90-day period, which shall indicate the special circumstances requiring an extension of time and the date by which Plan expects to render a decision. In no event shall such extension exceed a period of 90 days from the end of the initial period. If the BAC denies the claim for a benefit in whole or in part, the BAC shall provide the Claimant a written or electronic notice of the adverse benefit determination. The notification shall set forth, in a manner calculated to be understood by the Claimant, (1) the specific reason or reasons for the adverse benefit determination; (2) reference to the specific Plan provisions on which the determination is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; (4) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(c)    Appeal of adverse benefit determination. If the claim is denied, a Claimant may appeal the denial of the claim to the BAC within 60 days after receipt of the adverse benefit determination. The appeal shall be in writing addressed to the BAC and shall state the reason why the BAC should grant the appeal. The Claimant may submit written comments, documents, records, and other information relating to his claim for benefits. Upon request, the Claimant shall be provided free of charge and reasonable access to, and copies of, all documents, records and other information relevant to his claim, as determined under subsection (f). The BAC shall conduct a full and fair review of the claim that takes into account all comments, documents, records, and other information submitted by the Claimant or his authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review shall not afford deference to the initial benefit determination and shall be conducted by one or more individuals who are neither those who made the adverse benefit determination that is the subject of the appeal, nor the subordinates of such individuals.

(d)    Timing of Appeal on Review. The BAC shall notify the Claimant of the determination on review within a reasonable period of time, but not later than 60 days after receipt of the appeal unless the BAC determines that special circumstances require an extension of time for processing the claim. If the BAC determines that an extension of time for processing is required, the BAC shall notify the Claimant in writing prior to the termination of the initial 60-day period, indicating the special circumstances that require an extension of time and the date the Plan expects to render a determination on appeal. In no event shall such extension exceed a period of 60 days from the end of such initial period. Notwithstanding the foregoing, if the BAC holds quarterly meetings, the BAC shall instead make a benefit determination no later than the date of the meeting that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made no later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances (such as the need to hold a hearing) require a further extension of time for processing, a benefit determination shall be rendered not later than the third meeting of the BAC following the Plan’s receipt of the request for review. If such an extension of time for review is required because of special circumstances, the BAC shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The BAC shall notify the Claimant of the benefit determination as soon as possible, but not later than 15 days after the benefit determination is made.

(e)    Denial on Appeal. If the BAC denies the claim on appeal, it shall furnish the Claimant a written or electronic adverse benefit determination, stating the reasons for the denial in a manner calculated to be understood by the Claimant, and shall make specific references to the pertinent Plan provisions on which the benefit determination is based. The notification of the benefit determination also shall include a statement of the Claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits and to bring a civil action under section 502(a) of ERISA no later than one (1) year after the final adverse determination on appeal. The BAC’s decision upon appeal, or the BAC’s initial decision if no appeal is taken, shall be final, conclusive and binding on all parties.

(f)    Relevant documents and records. For purposes of the foregoing claim procedures, a document, record or other information is “relevant” if it: (i) was relied on in making the claim decision; (ii) was submitted, considered or generated in making the decision; or (iii) demonstrates compliance with the Plan’s procedural and administrative safeguards.

(g)    Exhaustion of Claims Procedures. Completion of the claims procedures described in this Section 7.3 is a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by any current or former Participant, Beneficiary or any other person or entity claiming rights in connection with the Plan. After exhaustion of the Plan’s claims procedures, any further legal action taken against the Plan or its fiduciaries by the Claimant for benefits under the Plan shall be filed in a court of law in accordance with Section 9.5 no later than one (1) year after the final adverse determination on appeal. No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights provided in this Section 7.3 have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1    Amendment. The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of the Board. Moreover, the BAC may amend the Plan at any time in its sole discretion to ensure that the Plan complies with the requirements of Code Section 409A or other applicable law; provided, however, that such amendments, in the aggregate, may not materially increase the benefit costs of the Plan to the Company without the prior written consent of the Board. In no event shall any such action by the Board or BAC adversely affect the rights of any Participant or Beneficiary in his Account (to the extent vested), or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary, unless the Board or the BAC, as the case may be, determines in good faith that such action is necessary to ensure compliance with Code Section 409A. To the extent permitted by Code Section 409A, the BAC may, in its sole discretion, modify the rules applicable to Deferral Elections and Payment Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

8.2    Payments Upon Termination of Plan.

(a)    General. Subject to paragraph (b), in the event that the Plan is terminated, the amounts allocated to a Participant’s vested Accounts shall be distributed to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan.

(b)    Acceleration of Payment. To the extent permitted under Code Section 409A, the Company, by action taken by its Board, may terminate the Plan and accelerate the payment of the Participant’s vested Accounts subject to any one of the following conditions and, if applicable, Section 6.2:

(i)    Company’s Discretion. The Company may, in its discretion, terminate the Plan at any time and for any reason, Plan and accelerate the payment of the Participant’s vested Accounts, provided that (1) the termination does not occur “proximate to a downturn in the financial health” of the Company (within the meaning of Treasury Regulation Section 1.409A-3(j)(4)(ix)), (2) all other arrangements required to be aggregated with the Plan under Code Section 409A are also terminated and liquidated, and (3) the entire vested Account is paid at the time and pursuant to the schedule specified by the BAC, so long as all payments are made no earlier than twelve (12) months, and no later than twenty-four (24) months, after the date the Board irrevocably approves the termination of the Plan. Notwithstanding the foregoing, any payment that would otherwise be paid pursuant to the terms of the Plan prior to the twelve (12) month anniversary of the date that the Board irrevocably approves the termination shall continue to be paid in accordance with the terms of the Plan. If the Plan is terminated pursuant to this Section 8.2(a), the Company shall be prohibited from adopting a new plan or arrangement that would be aggregated with this Plan under Code Section 409A within three (3) years following the date that the Board irrevocably approves the termination and liquidation of the Plan.

(ii)    Change in Control. The Company may terminate the Plan in connection with a Change in Control, provided that (1) the termination occurs pursuant to an irrevocable action of the Board that is taken within the thirty (30) days preceding or the twelve (12) months following a Change in Control, (2) all other plans sponsored by the Company (determined immediately after the Change in Control) that are required to be aggregated with this Plan under Code Section 409A are also terminated with respect to each participant therein who experienced the Change in Control (“Change in Control Participant”), and (3) the vested Account of each Participant under the Plan and each Change in Control Participant under all aggregated plans is paid at the time and pursuant to the schedule specified by the BAC, so long as all payments are required to be made no later than twelve (12) months after the date that the Board irrevocably approves the termination.

(iii)    Dissolution: Bankruptcy Court Order. The Company may terminate the Plan on account of dissolution or bankruptcy, provided that (1) the termination occurs within twelve (12) months after a corporate dissolution of the Company taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), and (2) the vested Account of each Participant is paid at the time and pursuant to the schedule specified by the BAC, so long as all payments are required to be made by the latest of: (A) the end of the calendar year in which the Plan termination occurs, (B) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which payment is administratively practicable.

(iv)    Other Events. The Company may terminate the Plan upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

The provisions of paragraphs (i), (ii), (iii) and (iv) of this Section 8.2 are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j)(4)(ix) and shall be interpreted and administered accordingly. The term “Company” as used in paragraphs (i) and (ii) of this Section 8.2 shall include the Company and any entity which would be considered to be a single employer with the Company under Code Sections 414(b) and 414(c).

ARTICLE IX

MISCELLANEOUS

9.1    Duty To Furnish Information and Documents. Participants, Beneficiaries and Alternate Payees shall furnish to the BAC such evidence, data or information as the BAC considers necessary or desirable for the purpose of administering the Plan, and the provisions of the Plan for each person are applicable upon the condition that he will furnish promptly full, true, and complete evidence, data, and information requested by the BAC. All parties to, or claiming any interest under, the Plan hereby agree to perform any and all acts, and to execute any and all documents and papers, necessary or desirable for carrying out the Plan.

9.2    BAC’s Statements and Available Information.. The BAC shall cause Eligible Employees to be advised of the eligibility requirements and benefits under the Plan. As soon as practicable after making the valuations and allocations provided for in the Plan, once each calendar quarter and at such other times as the BAC may determine, the BAC shall cause each Participant, Beneficiary and Alternate Payee with respect to whom an Account is maintained, to be provided with a statement reflecting the current status of his Account, including the balance thereof. No Participant, except a member of the BAC, shall have the right to inspect the records reflecting the Account of any other Participant. The BAC shall make available for inspection at reasonable times by Participants, Beneficiaries and Alternate Payees copies of the Plan, any amendments thereto, the summary plan description, and all reports of Plan operations that are required by law.

9.3    No Enlargement of Employment Rights.. Nothing contained in the Plan shall be construed as a contract of employment between a Participating Employer and any person, nor shall the Plan be deemed to give any person the right to be retained in the employ of an Affiliated Group or limit the right of an Affiliated Group to employ or discharge any person with or without cause, or to discipline any Employee.

9.4    Applicable Law.. All questions pertaining to the validity, construction and administration of the Plan shall be determined in conformity with the laws of Delaware to the extent that such laws are not preempted by ERISA and Regulations promulgated thereunder.

9.5    Forum Selection and Limitations on Actions.. Any action brought to enforce any claim or to obtain any benefit under this Plan shall be litigated exclusively in the State courts of the State in which the Participant was last employed by a Participating Employer or any United States District Court of the State in which the Participant was last employed by a Participating Employer.

9.6    No Guarantee.. None of the Participating Employers, BIC or BAC in any way guarantees a Participant’s Account from loss or depreciation or the payment of any benefits that may be or become due to any person.

9.7    Unclaimed Funds. Each Participant shall keep the BAC informed of his current address and the current address of his Beneficiary or Beneficiaries. None of the BAC or Participating Employers shall be obligated to search for the whereabouts of any person, except as required by law.

9.8    Interest Nontransferable. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Code Section 409A and subject to Section 6.5(a), the BAC shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an Alternate Payee.

9.9    Limitations on Liability. None of the Participating Employers, BIC or BAC or any member thereof, or any individual acting as an employee or agent of any of them shall be liable to any Participant, former Participant, Beneficiary or Alternate Payee for any claim, loss, liability or expense incurred in connection with the Plan, except when the same shall have been judicially determined.

9.10    Indemnification. The Company shall indemnify and hold harmless each individual acting as an Employee or agent of the Company, including Committee members, from any and all claims, liabilities, losses, damages, costs and expense (including reasonable attorneys’ fees and costs) arising out of any actual or alleged act or failure to act with respect to the administration of the Plan, except that no indemnification or defense shall be provided to any person with respect to conduct which has been judicially determined, or agreed by the parties, to have constituted bad faith, gross negligence or willful misconduct on the part of such person, or to have resulted in his receipt of personal profit or advantage to which he is not entitled. In connection with the indemnification provided by the preceding sentence, expenses incurred in defending a civil or criminal action, suit or proceeding, or incurred in connection with a civil or criminal investigation, may be paid by the Company in advance of the final disposition of such action, suit, proceeding, or investigation, as authorized by the Company in the specific case, upon receipt of an undertaking by or on behalf of the party to be indemnified to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Company pursuant to this Section. The preceding provisions of this Section shall not apply to any claims, losses, liabilities, costs and expenses arising out of any actual or alleged act or failure to act of a Participant, or any individual acting as an employee or agent of a Participant, in the selection of investment media for his Account, or the investment of the assets in his Account.

9.11    Headings. The headings in this Plan are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

9.12    Gender and Number. Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.

9.13    Participation by Employees of Participating Employers. No Participating Employer, other than the Company, is required to adopt the Plan in order for an otherwise Eligible Employee of the Participating Employer to be selected to participate in the Plan. Nevertheless, if an otherwise Eligible Employee of a Participating Employer, other than the Company, is selected to participate the Plan, the applicable Participating Employer that employs such Eligible Employee shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the BAC of all the power and authority conferred upon it by the Plan and the terms and conditions of the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the Participating Employer. An Eligible Employee who is employed by any Participating Employer, other than the Company, and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the

Company. The Accounts of a Participant employed by a Participating Employer shall be paid in accordance with the Plan by such Participating Employer to the extent attributable to Base Compensation and Annual Bonus that would have been paid by such Participating Employer in the absence of deferral pursuant to the Plan or to the extent attributable to any Company Contributions by the Participating Employer, provided, that, to the extent a Participating Employer does not make any such payment due under the terms of the Plan, Newell Brands Inc. shall pay such amount.

9.14    Interest of Participant.

(a)    Unsecured Creditors; Unfunded Plan. The obligation of the Company and any other Participating Employer under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the Participating Employer) to make payments from their general assets, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Affiliated Group. Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees. It is the intention of the Affiliated Group that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its and the Affiliated Group’s obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company and the other participating members of the Affiliated Group.

(b)    Insurance. In the event that, in the sole discretion of the BAC, the Company and/or the other Participating Employer purchase an insurance policy or policies insuring the life of any Participant (or any other property) to allow the Company and/or the other Participating Employer to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Participants nor their Beneficiaries or other distributees shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company and/or the other Participating Employer shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. A Participant’s participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Company and, if required, Participant agrees to participate in such steps as may be necessary to acquire such policies; provided, however, such participation shall not be a suggestion of any beneficial interest of the Participant or any other person in such policy or policies.

9.15    Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Affiliated Group or the officers, employees or directors of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

9.16    Severability. Each of the Sections contained in the Plan shall be enforceable independently of every other Section in the Plan, and the invalidity or unenforceability of any Section shall not invalidate or render unenforceable any other Section contained herein. If any Section or provision in a Section is found invalid or unenforceable, it is the intent of the parties that a court of competent jurisdiction shall reform the Section or provision to produce its nearest enforceable economic equivalent.

9.17    Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

9.18    Withholding of Taxes. Subject to Section 6.5, to the extent required by the law in effect at the time payments are made, the Affiliated Group may withhold or cause to be withheld from any amounts deferred or payable under the Plan all federal, state, local and other taxes as shall be legally required. The Affiliated Group shall have the right in its sole discretion to (i) require a Participant to pay or provide for payment of the amount of any taxes that the Affiliated Group may be required to withhold with respect to amounts that the Company credits to a Participant’s Account(s) or (ii) deduct from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Participant the amount of any taxes that the Company may be required to withhold with respect to amounts that the Company credits to a Participant’s Account(s).

9.19    Electronic Media. To the extent permitted by applicable law, the Plan may permit the use of electronic media in communications and procedures between the Plan or the BAC and Participants, Beneficiaries and/or Alternate Payee. Electronic media may include, but are not limited to, e-mail, the Internet, intranet systems and automatic telephonic response systems.

9.20    Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the BAC or the Company or the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.

9.21    Mental or Physical Incompetency. If the BAC determines that any person entitled to payments under the Plan is incompetent by reason of physical or mental disability, as established by a court of competent jurisdiction, the BAC may cause all payments thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow the application of amounts so paid. Payments made pursuant to this Section shall completely discharge the BAC, the Affiliated Group and the Plan with respect thereto.

9.22    Recoupment of Overpayments. In the event the Plan pays all or a portion of a Participant’s Account in error, the BAC shall have an equitable lien on the erroneous overpayment and shall have the right to recoup the overpayment from the individual(s) to whom, or for whose benefit, the payment was made. The BAC may recoup the amount of the overpayment by collecting payment directly from one or more of the affected individuals and/or by withholding amounts from any future Plan payments to which the affected individuals are entitled.

9.23    Unclaimed Benefit. Each Participant shall keep the BAC informed in writing of his current address and the current address of his Beneficiary. The BAC shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the BAC within three (3) years after the date on which payment of the Participant’s Account may first be made, payment may be made as though the Participant had died at the end of the three (3) year period. If, within one additional year after such three (3) year period has elapsed, or, within three years after the actual death of a Participant, the BAC is unable to locate any Beneficiary of the Participant, then the Affiliated Group shall have no further obligation to pay any benefit hereunder to such Participant or Beneficiary or any other person and such benefit shall be irrevocably forfeited.

9.24    Suspension of Payments. If any controversy, doubt or disagreement should arise as to the person to whom any distribution or payment should be made, the BAC, in its discretion, may, without any liability whatsoever, retain the funds involved or the sum in question pending settlement or resolution to the BAC’s satisfaction of the matter, or pending a final adjudication by a court of competent jurisdiction.

9.25    Plan Document. This document is intended to serve as both the Plan document and the summary plan description of the Plan. The Company intends to avail itself of the one-time filing under Section 2520.104-23 of the ERISA Regulations to satisfy its reporting and disclosure requirements under Part 1 of Title I of ERISA by filing with the Secretary of Labor the notice set forth in Exhibit C attached hereto within 120 days of the Board’s adoption of the Plan.

*        *        *

IN WITNESS WHEREOF, the Company has caused the Plan to be executed in its name by a duly authorized officer this 29th day of November, 2017, to be effective as of January 1, 2018.

NEWELL OPERATING COMPANY

By:	/s/ Shay Hable
Title:	Chief Labor and Employment Counsel
Date	November 29, 2017

NEWELL BRANDS SUPPLEMENTAL EMPLOYEE SAVINGS PLAN

(Effective January 1, 2018)

Appendix A - General Plan Information

Plan Name

Newell Brands Supplemental Employee Savings Plan

Plan Sponsor

Newell Operating Company

221 River Street

13th Floor

Hoboken, New Jersey 07030-5891

(    )

Employer Identification Number (EIN)

Plan Number

Plan Type

The Plan is a nonqualified deferred compensation plan that pays retirement benefits to eligible employees.

Plan Administrator

Plan Administrator: U.S. Benefits Administration Committee (BAC)

c/o Newell Operating Company

Newell Operating Company

221 River Street

13th Floor

Hoboken, New Jersey 07030-5891

(    )

A-1

Agent for Service of Legal Process

c/o General Counsel

Newell Operating Company

221 River Street

13th Floor

Hoboken, New Jersey 07030-5891

(    )

Plan Year

The calendar year.

A-2

NEWELL BRANDS SUPPLEMENTAL EMPLOYEE SAVINGS PLAN

(Effective January 1, 2018)

Appendix B - ERISA Rights Statement

As participant in this Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•	examine, without charge at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including collective bargaining agreements, and a copy of the latest Annual Report (Form 5500 series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (f/k/a the Pension Welfare Benefits Administration).

•	obtain copies of all documents governing the operation of the Plan including collective bargaining agreements and copies of the latest Annual Report (Form 5500 series), if any, and an updated summary plan description, by making a written request to the Plan Administrator and paying a reasonable charge for the copies.

•	receive a summary of the Plan’s annual financial report• . The Plan Administrator is required by law to furnish each participant under the Plan with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in your interest and in the interest of the other Plan participants and beneficiaries.

No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you, in any way solely to prevent you from getting a benefit or exercising your rights under ERISA. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest Annual Report from the Plan and do not receive them within thirty (30) days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the documents and pay you up to $110 a day until you receive them, unless they were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S.

B-1

Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If your suit is successful, the court may order the person you have sued to pay costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

B-2

NEWELL BRANDS SUPPLEMENTAL EMPLOYEE SAVINGS PLAN

(Effective January 1, 2018)

Appendix C - Letter to Department of Labor

[LETTERHEAD OF NEWELL OPERATING COMPANY]

[DATE]

U.S. Department of Labor

Top Hat Plan Exemption

Employee Benefits Security Administration

Room N-1513

200 Constitution Avenue, NW

Washington, DC 20210

Dear Sir or Madam:

Newell Operating Company hereby supplies the following information pursuant to Labor Department Regulations Section 2520.104-23:

1.	Name and Address of Employer:	Newell Operating Company
221 River Street
13th Floor
Hoboken, New Jersey 07030-5891

2.	Employer Identification Number:	36-1953130

3.	Newell Operating Company maintains the following plans primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees:

Number of Plans:	2

Name of Plan:	Newell Brands 2008 Deferred Compensation Plan

Number of Employees in Plan:

Name of Plan:	Newell Brands Supplemental Employee Savings Plan

Number of Employees in Plan:

4.	Plan documents will be provided on request.

C-1

Sincerely,

Newell Operating Company, a Delaware corporation

By
Name
Title

C-2